Exhibit 5.1

[LETTERHEAD OF BAKER & MCKENZIE]

March 18, 2010

Energy Recovery, Inc.
1717 Doolittle Drive
San Leandro, California 94577

RE:	Energy Recovery, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 18, 2010 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 5,000,000 shares of your Common Stock, par value $0.001 per share (the “Shares”), under the 2008 Equity Incentive Plan (the “Plan”). As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan.  We have also assumed that at the time of each issuance of Shares, there will be a sufficient number of shares of your Common Stock authorized for issuance under your amended and restated certificate of incorporation that have not otherwise been issued or reserved or committed for issuance.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

This opinion is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & McKENZIE LLP